Exhibit 10.1

2020 CASH INCENTIVE PLAN

Purpose:

The terms of the 2020 Cash Incentive Plan (the “2020 Plan”) have been established to reward the executives and other employees of Rigel Pharmaceuticals, Inc. (the “Company”) for assisting the Company in achieving its operational goals through exemplary performance. Under the 2020 Plan, cash bonuses, if any, will be based on the achievement of corporate goals and, with the exception of the CEO, individual goals, which are determined at the discretion of the Compensation Committee of the Board of Directors (the “Compensation Committee”) and/or the Board of Directors (the “Board”).  The overarching intent in setting and achieving the goals is to build long-term shareholder value.

Determination of 2020 Cash Bonuses:

Target bonuses for participants in the 2020 Plan will range from 5% to 60% of such recipient’s 2020 base salary, with a range for executives of 40% to 60% of such executive’s 2020 base salary. The maximum bonus that a participant will be eligible to receive is two times such participant’s target bonus and in no event will a bonus be paid later than March 15 of the year following the year in which the bonus was earned. The objective Company performance goals for each participant will be based on meeting certain goals with respect to the Company’s financial and operational performance: continued growth of TAVALISSE for the treatment of ITP (weighted at 40%), expansion of fostamatinib in AIHA (weighted at 20%), expansion of the Company’s clinical pipeline (weighted at 20%), and expansion of partnerships, revenue therefrom, and maintenance of the Company’s projected operating expenses for 2020 (weighted at 20%), as well as other Company performance goals to be determined by the Compensation Committee. The Board and Compensation Committee reserve the right to modify these goals and criteria at any time or to grant bonuses to the participants even if the performance goals are not met, as well as to withhold bonuses if a minimum threshold of 40% of the goals are not met.